                                                                    Exhibit 99.1


[LOGO] CELLPOINT


                   CELLPOINT ANNOUNCES MAJOR RESTRUCTURING -

             NEGOTIATES AGREEMENT FOR BUYOUT OF CONVERTIBLE NOTES,

                            INFUSION OF NEW CAPITAL,

                        UNWIRE SUBSIDIARY ON THE MARKET


LONDON, ENG. JULY 25, 2001 -- CELLPOINT INC. (NASDAQ: CLPT), A GLOBAL PROVIDER OF MOBILE LOCATION TECHNOLOGY AND SERVICES, ANNOUNCES A THREE-PART RESTRUCTURING PROGRAM. THIS PROGRAM WILL OPTIMIZE CELLPOINT'S PROSPECTS WITHIN THE FAST-GROWING MOBILE LOCATION SERVICES INDUSTRY. THE THREE ELEMENTS OF THE PROGRAM ARE:

o     THE BUYOUT OF THE CONVERTIBLE NOTES OWNED BY CASTLE CREEK TECHNOLOGY
      PARTNERS;

o AN INTERNATIONAL PRIVATE PLACEMENT BY EUROPEAN AND NORTH AMERICAN INVESTORS TO STRENGTHEN THE COMPANY AND THE BOARD, AND;

o     THE PENDING SALE OF ITS TELEMATICS SUBSIDIARY, UNWIRE.

BUYOUT OF CONVERTIBLE NOTES

The remaining $9.25 million principal amount in convertible notes will be purchased in installments over the next 90 days at 86% of the remaining principal, and Castle Creek will receive 500,000 warrants, exercisable after one year at $3.14. Castle Creek has agreed not to trade in the Company's stock effective today.

"The convertible notes issued by the company to Castle Creek last December have apparently caused a lot of concern in the investment community and we very much wanted the original structure to be changed," said Peter Henricsson, Chairman and CEO of CellPoint Inc. "With investor feedback, we worked with Castle Creek toward an agreement to retire the notes on terms that are acceptable for existing stockholders, new investors, and Castle Creek. We very much appreciate Castle Creek's flexibility in this situation. Castle Creek's critical support in making the $10 million loan to CellPoint last December and now in connection with this restructuring has enabled the company to move forward with its business plans."

NEW CAPITAL INFUSION

CellPoint now turns to a private placement with European and North American participants.

"With the Castle Creek agreement in place, we can tap into the latent demand from investors wanting to come in at these unprecedented low price levels," said Henricsson. "A private placement for $4 million will be done at $3.00 per share with 50% warrant coverage, and we expect to complete this within approximately three weeks based on existing commitments."

CellPoint anticipates following this placement directly with a larger fixed-price convertible debenture that is directed toward specific institutional investors, capturing increased institutional ownership and strengthening the board of directors in the process. The Company also has the back-up option of the $20 million equity line previously announced.

"With sharply increased demand for location-based services worldwide and our strong presence in Europe as a frontrunner in location technology and services, CellPoint is an attractive strategic partner to many larger organizations looking for a qualified presence in the location industry in Europe, North America and Asia. We have been approached by several major corporations this year interested in a strategic investment in CellPoint and we are evaluating these opportunities in parallel with our financing activities."

The proceeds from the new capital infusion will be used for working capital and targeted marketing in existing markets and new territories such as Asia and North America where we are experiencing increased demand for our products and services. Funds raised will also be used to retire the Castle Creek Notes.

PLANNED SALE OF UNWIRE

CellPoint will streamline the Company's focus and significantly reduce costs by selling its telematics subsidiary, Unwire, which is a recognized innovator in the field of wireless machine-to-machine (M2M) communication. CellPoint has been approached by interested parties, and is in discussions to conclude the sale of Unwire to the best bidder.

"CellPoint's focus is location technology and services where we have leading-edge technology solutions that are not dependent on tomorrow's 3G networks," says Henricsson. "Unwire is a great company with solid potential, but in the present market conditions we want to focus our management resources and financial capacity on maximizing profitability from our primary line of business. The sale of Unwire will lower the Company's burn-rate significantly and get us to cash flow positive most quickly."

Summarizing these three restructuring moves, Henricsson said: "The overall changes we are announcing today position CellPoint to optimize prospects for long-term success and increase stockholder value."

CellPoint will file Form 8-K with the SEC within two weeks that will include full details of the agreement with Castle Creek. CellPoint's year end statements for the fiscal year ended June 30, 2001, will be released August 29, 2001 per the Company's announced financial calendar.

CELLPOINT INC. (NASDAQ AND STOCKHOLM OM EXCHANGE: CLPT, www.cellpoint.com) is a US company with subsidiary operations in Sweden, Great Britain and South
Africa delivering location and wireless telemetry services in cooperation with cellular operators worldwide. CellPoint's end-to-end cellular location technology offers a high-capacity solution for multi-vendor, unmodified GSM networks and uses standard GSM or WAP phones and standard Internet services. Several commercial applications are available for business and personal location services including Resource Manager(TM) for mobile resource management, iMate(TM) for location-sensitive information and Finder, an application for locating friends and family. Subsidiary Unwire's programmable telemetry terminal servers are also integrated with the CellPoint System Platform enabling a broad range of applications for wireless remote management and control. CellPoint(TM), Finder(TM), Resource Manager(TM), iMate(TM) and CellPoint Systems(TM) are trademarks of CellPoint Inc.

FOR INFORMATION, PLEASE CONTACT:

CellPoint Inc: Lynn Duplessis, tel +44 (0)1344 624-565
E-mail: info@cellpoint.com  Web site: www.cellpoint.com

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Actual results may differ materially from those projected in any forward-looking statement. Investors are cautioned that such forward-looking statements involve risk and uncertainties which may cause actual results to differ from those described.

                        Copyright(C) CellPoint Inc. 2001